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                                                                  April 11, 2000


Board of Directors of HealthAxis.com, Inc.
Board of Directors of HealthAxis Inc.
2500 Dekalb Pike
East Norriton, Pennsylvania 19401

         Re:  HealthAxis.com, Inc. - Merger with
              HealthAxis Acquisition Corporation
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Dear Gentlemen:

         You have requested our opinion concerning certain Federal income tax consequences in connection with the merger (the "Merger") of HealthAxis.com, Inc., a Pennsylvania corporation ("HealthAxis"), with and into HealthAxis Acquisition Corporation, a newly formed Pennsylvania corporation ("Newco") and a wholly-owned subsidiary of HealthAxis Inc. (f/k/a Provident American Corporation), a Pennsylvania corporation ("Provident"). The terms of the Merger are described in the Agreement and Plan of Reorganization dated January 26, 2000, as amended, (the "Reorganization Agreement") by and among HealthAxis, Provident and Newco, and in the Registration Statement on Form S-4 Registration Number 333-30256 (the "Registration Statement"), filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the Merger. Our opinion is based upon our understanding of the facts of and incident to the transaction, as set forth in the Reorganization Agreement, and upon the condition that those facts are true, correct and complete. Further, our opinion is issued in reliance upon the Officer's Certificates of HealthAxis, Provident and Newco (attached as exhibits hereto) relating to the truth, correctness and completeness of those facts and the facts in the Reorganization Agreement, including the financial statements and exhibits that are a part thereof, or referred to therein. This opinion is being furnished pursuant to Section 8.9 of the Reorganization Agreement, and all capitalized terms herein, unless otherwise specified, have the meanings assigned thereto in the Reorganization Agreement.

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         In connection with our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Reorganization Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of HealthAxis, Provident, Newco and others. In particular, we have relied upon certain representations of the management of HealthAxis, Provident and Newco in the Officer's Certificates that are attached hereto.

         In addition, we have assumed that: (i) the Merger will be reported by HealthAxis, Provident and Newco on their respective federal income tax returns in a manner consistent with the opinion set forth below; (ii) any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification; and (iii) the Merger will qualify as a statutory merger under the laws of the Commonwealth of Pennsylvania.

         In addition to being based on certain representations by HealthAxis, Provident and Newco referred to above, our opinion is also based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code")(1), applicable Treasury Regulations promulgated thereunder, and rulings, procedures, and other pronouncements published by the Internal Revenue Service (the "Service"). Such laws, regulations, rulings, case law and pronouncements are subject to change at any time, and such change may adversely affect the continuing validity of the opinion set forth below.

         Based solely upon the foregoing and provided that the transaction contemplated by the Reorganization Agreement is consummated in the manner described in the Reorganization Agreement, we are of the opinion that under present law, for Federal income tax purposes:

         (1) The merger of HealthAxis with and into Newco will constitute a reorganization within the meaning of Section 368(a) of the Code. HealthAxis, Newco and Provident each will be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

         (2) The consummation of the Merger will not adversely affect the qualification of the merger between HealthAxis and Insurdata Incorporated, which occurred on January 7, 2000, as a reorganization within the meaning of Section 368(a) of the Code.

         This letter expresses our views only as to the specific issues addressed above. No opinion is expressed concerning the Federal income tax treatment of the transaction under any provision of the Code not specifically referenced herein. No opinion is expressed with respect to foreign, state and local taxes, Federal or state securities law, or any other foreign, Federal, state or local law not expressly referenced herein.

         Our opinion sets forth our legal judgment, and is not binding on the Service or any other person. Therefore, there can be no assurance that the conclusions set forth herein would be sustained by a court if challenged.

         Further, the opinion represents our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact could affect the opinion expressed herein.

         We are pleased to offer this opinion based upon the Federal income tax laws as of this date. No assurances can be provided as to future changes in, or administrative or judicial interpretations of, these laws.


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(1) Unless otherwise indicated, all section references are to sections of the
    Code.


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          We undertake no obligation to update the opinion expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and may not be reproduced, quoted in whole or in part, referred to in any other context, filed with any governmental agency, or relied upon for any purpose by any other person without our express written consent. We do hereby consent, however, to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus, which is part of the Registration Statement.

                                           Very truly yours,

                                           /s/ Blank Rome Comisky & McCauley LLP

                                           BLANK ROME COMISKY & McCAULEY LLP